EXHIBIT 99.1

Net Asset Value

We calculate net asset value (“Net Asset Value”) in accordance with our valuation policies and procedures. The table that follows provides a breakdown of the major components of our Net Asset Value as December 31, 2025 ($ in thousands):

Components of Net Asset Value
Investments at fair value (cost of $817,187)	$817,474
Other receivables	4,654
Cash and cash equivalents	58
Other liabilities	(4,864)
Net Asset Value	$817,322